Filed pursuant to Rule 424(b)(7)
SEC File No. 333-228382

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(1)
Common Stock, par value $0.01 per share	9,149,908	$31.00	$283,647,148.00	$34,378.03

(1)	The registration fee is calculated and being paid in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, and relates to the Registration Statement on Form S-3 (File No. 333-228382) filed by the registrant on November 14, 2018.

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 14, 2018)

9,149,908 Shares

National Vision Holdings, Inc.

Common Stock

The selling stockholder named in this prospectus supplement is offering 9,149,908 shares of common stock of National Vision Holdings, Inc. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Our common stock is listed on the NASDAQ Global Select Market, or NASDAQ, under the symbol “EYE.” On August 7, 2019, the closing sales price of our common stock as reported on the NASDAQ was $31.36 per share.

Subject to the completion of the offering, we intend to concurrently repurchase from the underwriter, 819,134 of the aggregate 9,149,908 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriter will purchase the shares from the selling stockholder in the offering. The offering is not conditioned upon the completion of the share repurchase.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission, or the SEC, pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference in this prospectus supplement or the accompanying prospectus, to read about factors you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$31.00	$283,253,963.68
Underwriting discounts and commissions(2)(3)	$0.48	$3,998,771.52
Proceeds, before expenses, to the selling stockholder	$30.52	$279,255,192.16
(1)	The public offering price for the 8,330,774 shares offered to the public was $31.00 per share. The price for the 819,134 shares we intend to repurchase from the underwriter was $30.52 per share.
(2)	The underwriting discount for the 8,330,774 shares offered to the public was $0.48 per share. No underwriting discount or commissions will be paid to the underwriter with respect to the 819,134 shares we intend to repurchase.
(3)	See “Underwriting” for additional information regarding underwriting compensation.

The underwriter expects to deliver the shares of our common stock against payment in New York, New York on or about August 12, 2019.

Goldman Sachs & Co. LLC

Prospectus Supplement dated August 7, 2019.

Prospectus Supplement

Prospectus

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we authorize to be delivered to you. We, the selling stockholder and the underwriter have not authorized anyone to provide any information or to make any representations other than those contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or in any free writing prospectus we have prepared. We, the selling stockholder and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. The selling stockholder and the underwriter are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

For investors outside the United States: The selling stockholder and the underwriter are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. None of us, the selling stockholder or the underwriter have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus, dated November 14, 2018. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC, utilizing the SEC’s “shelf” registration process. The prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation by Reference.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Neither the selling stockholder nor the underwriter are making an offer of our common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our common stock. None of us, the selling stockholder or the underwriter are making any representation to you regarding the legality of an investment in our common stock by you under applicable investment or similar laws.

In this prospectus supplement, unless the context otherwise requires, all references herein to “National Vision Holdings, Inc.,” “National Vision,” the “Company,” “we,” “our” or “us” refer to National Vision Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries. National Vision Holdings, Inc. conducts substantially all of its activities through its direct, wholly-owned subsidiary, National Vision, Inc., a Georgia corporation, which we refer to herein as “NVI,” and NVI’s subsidiaries. References to the “selling stockholder” refer to the selling stockholder listed in the table under the caption “Selling Stockholder” in this prospectus supplement.

We operate on a retail fiscal calendar pursuant to which our fiscal year consists of 52 or 53 weeks, ending on the Saturday closest to December 31. Unless otherwise indicated or the context otherwise requires, all references to years and quarters relate to fiscal periods rather than calendar periods. References to “fiscal year 2016,” “fiscal year 2017” and “fiscal year 2018” relate to our fiscal year ended December 31, 2016, our fiscal year ended December 30, 2017 and our fiscal year ended December 29, 2018, respectively.

Amounts in this prospectus supplement and the audited consolidated financial statements and the unaudited condensed consolidated financial statements, each incorporated by reference in this prospectus supplement, are presented in U.S. dollars rounded to the nearest thousand, unless otherwise noted. Certain amounts presented in tables are subject to rounding adjustments and, as a result, the totals in such tables may not sum. The accounting policies set out in the audited consolidated financial statements incorporated by reference in this prospectus supplement have been consistently applied to all periods presented.

S-iii

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

We own a number of registered and common law trademarks and pending applications for trademark registrations in the United States, primarily through our subsidiaries. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement and the accompanying prospectus (or in documents we have incorporated by reference) are presented without the ®, SM and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. All trademarks, service marks and trade names appearing in this prospectus supplement and the accompanying prospectus (or in documents we have incorporated by reference) are the property of their respective owners.

NON-GAAP FINANCIAL MEASURES

This prospectus supplement contains, or incorporates by reference, “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Specifically, we make use of the non-GAAP financial measures “EBITDA,” “Adjusted EBITDA,” “Adjusted EBITDA Margin” and “Adjusted Net Income.”

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income have been presented in this prospectus supplement as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income are not recognized terms under GAAP and should not be considered as an alternative to net income or income from operations, as a measure of financial performance, or cash flows provided by operating activities, as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. For a discussion of the use of these measures and a reconciliation of the most directly comparable GAAP measures, see “Prospectus Supplement Summary―Summary Historical Consolidated Financial and Other Data.”

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. Before you decide to invest in shares of our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including any free writing prospectus prepared by us or on our behalf, including the sections entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, or our Annual Report, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2019 and June 29, 2019, or our Quarterly Reports, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are one of the largest and fastest growing optical retailers in the United States and a leader in the attractive value segment of the U.S. optical retail industry. We believe that vision is central to quality of life and that people deserve to see their best to live their best, no matter what their budget. Our mission is to make quality eye care and eyewear affordable and accessible to all Americans. We achieve this by providing eye exams, eyeglasses and contact lenses to cost-conscious and low-income consumers. We deliver exceptional value and convenience to our customers, with an opening price point that strives to be among the lowest in the industry, enabled by our low-cost operating platform. We reach our customers through a diverse portfolio of 1,128 retail stores across five brands and 17 consumer websites as of June 29, 2019.

Our history of profitable growth is founded on a commitment to a relatively simple business model: providing exceptional value and convenience to customers, enabled by our low-cost operating platform. Our disciplined approach to new store openings, combined with our attractive store economics, has led to strong returns on investment.

We have two reportable segments: our owned & host segment and our legacy segment. Our owned & host segment includes our two owned brands, America’s Best and Eyeglass World, and our Vista Optical locations in Fred Meyer, Inc. stores. Within this segment, we also provide low-cost vision care products and services to American military service members by operating Vista Optical locations on select military bases across the country. Our legacy segment consists of our 28-year strategic relationship with Wal-Mart Stores, Inc., or Walmart, to operate Vision Centers in select Walmart stores. In addition, our wholly-owned subsidiary, FirstSight Vision Services Inc., or FirstSight, which is licensed as a single-service health plan under California law, issues individual vision care benefit plans in connection with our America’s Best operations in California and arranges for the provision of optometric services at optometric offices next to certain Walmart stores throughout California. We support our owned brands and our Vista Optical military operations through our ever-evolving omni-channel offerings and we also have an established standalone e-commerce business. Our e-commerce platform serves our proprietary e-commerce websites and the e-commerce websites of third parties, including Walmart, Sam’s Club and Giant Eagle.

Through its predecessors, NVI commenced operations in 1990. In 2005, private equity funds managed by Berkshire Partners LLC, or Berkshire, acquired both NVI and Consolidated Vision Group, Inc., which operated America’s Best stores, and merged these entities, with NVI surviving. In 2009, NVI acquired the Eyeglass World store chain. In 2011, after a multi-year partnership, NVI acquired Arlington Contact Lens Service, Inc., or AC Lens, to bolster its e-commerce platform.

In March 2014, NVI was acquired by affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR. National Vision Holdings, Inc. was incorporated in Delaware on February 14, 2014 under the name “Nautilus Parent, Inc.” and NVI became our wholly-owned subsidiary in connection with the acquisition of the Company by affiliates of KKR in March 2014, or the KKR Acquisition. We changed our name to “National Vision Holdings, Inc.” in June 2017. Our common stock began trading on NASDAQ under the symbol “EYE” on October 26, 2017 and we consummated our initial public offering of our common stock, or the IPO, on October 30, 2017.

Our principal executive offices are located at 2435 Commerce Avenue, Bldg. 2200, Duluth, Georgia 30096. The telephone number of our principal executive offices is (770) 822-3600. We maintain a website at www.nationalvision.com. The information contained on, or that can be accessed through, our corporate website or other company websites referenced elsewhere in this prospectus supplement neither constitutes part of this prospectus supplement nor is incorporated by reference herein.

Concurrent Share Repurchase

Subject to the completion of the offering, we intend to concurrently repurchase from the underwriter, 819,134 of the aggregate 9,149,908 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriter will purchase the shares from the selling stockholder in the offering. We refer to this transaction as the “concurrent share repurchase.” At a purchase price of $30.52 per share, the aggregate share repurchase price would be approximately $25.0 million. The closing of the concurrent share repurchase is conditioned on the closing of the offering and therefore there can be no assurance that the concurrent share repurchase will be completed. The offering is not conditioned upon the completion of the concurrent share repurchase.

The concurrent share repurchase were approved by the Audit Committee of our Board of Directors. We intend to fund the concurrent share repurchase with cash on hand. Any shares of our common stock that we repurchase in the concurrent share repurchase will be retired.

The description of, and the other information in this prospectus supplement regarding, the concurrent share repurchase are included in this prospectus supplement for informational purposes only. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any of our common stock subject to the concurrent share repurchase.

The Offering

Common stock offered by the selling stockholder
9,149,908 shares.
Common stock outstanding
78,524,731 shares (as of July 31, 2019).
Common stock outstanding after the concurrent share repurchase
77,705,597 shares.
Use of proceeds
We will not receive any proceeds from the sale of shares being sold in this offering. The selling stockholder will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus supplement. See “Use of Proceeds” and “Selling Stockholder.”
Concurrent share repurchase
Subject to the completion of the offering, we intend to concurrently repurchase from the underwriter, 819,134 of the aggregate 9,149,908 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriter will purchase the shares from the selling stockholder in the offering. The offering is not conditioned upon the completion of the share repurchase. See “―Concurrent Share Repurchase.”
Risk factors
You should carefully read and consider the information set forth under “Risk Factors” herein, in the accompanying prospectus and in the documents incorporated by reference herein, including our Annual Report, before deciding to invest in our common stock.
Dividend policy
We do not currently anticipate paying any dividends on our common stock and currently expect to retain all future earnings for use in the operation and expansion of our business. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors, or Board of Directors, and will depend on various factors. See “Dividend Policy.”
NASDAQ ticker symbol
“EYE”

The number of shares of our common stock to be outstanding after this offering and the concurrent share repurchase is based on 78,524,731 shares of our common stock outstanding as of July 31, 2019, including 21,360 shares of restricted stock outstanding, and (i) reflects the retirement of 819,134 shares of our common stock in the concurrent share repurchase and (ii) does not reflect:

•	6,577,599 shares of common stock issuable upon the exercise of options outstanding as of July 31, 2019, (1) of which 3,379,550 were then vested and exercisable and (2) of which 2,836,753 were time-based options and 3,740,846 were performance-based options. The performance-based options (other than 157,316 performance-based options held by Jeff McAllister, which have different vesting terms and 26,882 of which have vested) are eligible to vest only upon affiliates of KKR achieving certain internal rate of return threshold and multiples of invested capital. 3,745,507 performance-based options previously became vested and exercisable in connection with the secondary offerings of our common stock in July 2018 and November 2018 and we expect that certain performance-based options will vest upon the consummation of this offering. See “Executive Compensation―Narrative to Summary Compensation Table and 2018 Grants of Plan-Based Awards” incorporated by reference in our Annual Report, which is incorporated herein by reference, for additional details around vesting terms;
•	314,166 restricted stock units outstanding as of July 31, 2019;

•	3,793,920 shares of common stock available for issuance under our 2014 Stock Incentive Plan and our 2017 Omnibus Incentive Plan; and
•	818,973 shares of common stock available for issuance under our 2018 Associate Stock Purchase Plan.

As noted above, we expect that certain performance-based options will vest upon the consummation of this offering. In connection with this vesting event, we expect to incur between $5.5 million to $7.0 million of stock-based compensation expense. In connection with this offering, we also expect an accrual of between $0.7 million to $1.0 million during the third quarter of 2019, relating to an incentive plan for non-executive employees.

Summary Historical Consolidated Financial and Other Data

Set forth below is our summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data as of December 30, 2017 and December 29, 2018 and for the years ended December 31, 2016, December 30, 2017 and December 29, 2018 has been derived from our audited consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement, and the summary historical financial data as of December 31, 2016 has been derived from our audited consolidated financial statements and related notes thereto not included or incorporated by reference in this prospectus supplement. The summary historical financial data as of June 29, 2019 and for the six months ended June 30, 2018 and June 29, 2019 has been derived from our unaudited condensed consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement, and the summary historical financial data as of June 30, 2018 has been derived from our unaudited condensed consolidated financial statements and related notes thereto not included or incorporated by reference in this prospectus supplement. The summary historical balance sheet data as of December 31, 2016 and June 30, 2018 has not been revised to reflect corrections from errors related to lease accounting as described in Note 1 to the audited consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited condensed consolidated financial statements were prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the financial information. The results for any interim period are not necessarily indicative of the results that may be expected for the full year. The results of operations for any period are not necessarily indicative of the results to be expected for any future period. Share and per share data in the table below has been retroactively adjusted to give effect to the 1.96627-for-one reverse stock split, effected on October 24, 2017.

The summary historical consolidated financial and other data should be read in conjunction with, and are qualified by reference to, the section entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto in our Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports, each of which is incorporated by reference in this prospectus supplement.

(In thousands, except per share amounts and store data)	Year Ended December 31, 2016	Year Ended December 30, 2017	Year Ended December 29, 2018	Six Months Ended June 30, 2018	Six Months Ended June 29, 2019
Statement of Operations Data:				(Unaudited )	(Unaudited )
Net revenue(1)	$1,196,195	$1,375,308	$1,536,854	$793,507	$890,666
Costs applicable to revenue	544,781	636,966	713,571	357,513	414,475
Operating expenses	587,345	674,051	780,932	372,173	422,089
Income from operations	64,069	64,291	42,351	63,821	54,102
Interest expense, net	39,092	55,536	37,283	18,737	18,029
Debt issuance costs	—	4,527	200	—	—
Earnings before income taxes	24,977	4,228	4,868	45,084	36,073
Income tax provision (benefit)	11,634	(38,910)	(18,785)	8,162	8,387
Net income	$13,343	$43,138	$23,653	$36,922	$27,686
Earnings per share:
Basic	$0.24	$0.72	$0.31	$0.49	$0.35
Diluted	$0.23	$0.70	$0.30	$0.47	$0.34
Weighted average shares outstanding:
Basic	56,185	59,895	75,899	74,983	78,262
Diluted	57,001	62,035	79,041	77,879	81,437
Statement of Cash Flow Data:
Net cash provided by operating activities	$97,588	$90,252	$106,628	$80,135	$119,279
Net cash used for investing activities	$(90,972)	$(94,583)	$(104,221)	$(48,568)	$(51,788)
Net cash (used for) provided by financing activities	$(6,574)	$3,838	$10,397	$(939)	$(1,624)

(In thousands, except per share amounts and store data)	Year Ended December 31, 2016	Year Ended December 30, 2017	Year Ended December 29, 2018	Six Months Ended June 30, 2018		Six Months Ended June 29, 2019
Balance Sheet Data (at period end):				(Unaudited	)	(Unaudited	)
Cash and cash equivalents	$4,945	$4,208	$17,132	$34,642		$82,779
Total assets	$1,531,117	$1,581,939	$1,661,389	$1,639,441		$2,071,836
Total debt	$745,625	$569,238	$578,112	$574,259		$587,602
Total stockholders’ equity	$401,887	$654,600	$743,154	$729,587		$774,434
Other Financial Data (unaudited):
Number of stores open at period end	943	1,013	1,082	1,050		1,128
Adjusted EBITDA(2)	$136,770	$158,442	$174,365	$107,208		$113,132
Adjusted Net Income(2)	$32,144	$31,759	$51,928	$42,164		$42,963
(1)	Net revenue for the fiscal year 2018 and the six months ended June 30, 2018 and June 29, 2019 is presented under the new revenue recognition guidance, while the amounts for prior years are not adjusted and continue to be reported in accordance with the historic accounting under the previous revenue recognition guidance. See Note 1 in our audited consolidated financial statements in our Annual Report, which is incorporated by reference in this prospectus supplement, for further details.
(2)	We define EBITDA as net income, plus interest expense, income tax provision (benefit) and depreciation and amortization. We define Adjusted EBITDA as EBITDA, further adjusted to exclude stock compensation expense, costs associated with debt refinancing, asset impairment, non-cash inventory write-offs, management fees, new store pre-opening expenses, non-cash rent, litigation settlement, secondary offering expenses, long-term incentive plan expenses, management realignment expenses and other expenses. We describe these adjustments reconciling net income to EBITDA and Adjusted EBITDA in the tables below. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of total net revenue. We define Adjusted Net Income as net income, further adjusted to exclude stock compensation expense, costs associated with debt refinancing, asset impairment, non-cash inventory write-offs, management fees, new store pre-opening expenses, non-cash rent, litigation settlement, secondary offering expenses, long-term incentive plan expenses, management realignment expenses and other expenses, amortization of acquisition intangibles and deferred financing costs, the tax benefit of stock option exercises, the tax legislation adjustment and the tax effect of these adjustments. We describe these adjustments reconciling net income to Adjusted Net Income in the tables below.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income have been presented in this prospectus supplement as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. We also use EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, to establish discretionary annual incentive compensation and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income are not recognized terms under GAAP and should not be considered as an alternative to net income or income from operations as a measure of financial performance or cash flows provided by operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be a measure of free cash flow available for management’s discretionary use as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income should not be construed to imply that our future results will be unaffected by unusual or non-recurring items. In evaluating EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on our GAAP results in addition to using EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income supplementally.

The presentations of these measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	they do not reflect costs or cash outlays for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	EBITDA and Adjusted EBITDA do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, including costs related to new store openings, which are incurred on a non-recurring basis with respect to any particular store when opened;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and
•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness.

The following tables reconcile our net income to EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Net Income for the periods presented:

(In thousands)	Year Ended December 31, 2016	Year Ended December 30, 2017	Year Ended December 29, 2018	Six Months Ended June 30, 2018	Six Months Ended June 29, 2019
Net income	$13,343	$43,138	$23,653	$36,922	$27,686
Interest expense	39,092	55,536	37,283	18,737	18,029
Income tax provision (benefit)	11,634	(38,910)	(18,785)	8,162	8,387
Depreciation and amortization	52,677	61,974	74,339	35,439	41,234
EBITDA	116,746	121,738	116,490	99,260	95,336
Stock compensation expense(a)	4,293	5,152	20,939	3,120	4,717
Debt issuance costs(b)	—	4,527	200	—	—
Asset impairment(c)	7,132	4,117	17,630	—	3,872
Non-cash inventory write-offs(d)	—	2,271	—	—	—
Management fees(e)	1,126	5,263	—	—	—
New store pre-opening expenses(f)	1,983	2,531	2,229	1,230	2,014
Non-cash rent(g)	1,970	1,919	2,801	1,273	1,849
Litigation settlement(h)	—	7,000	—	—	—
Secondary offering expenses(i)	—	—	2,451	1,140	—
Long-term incentive plan expense(j)	—	—	7,040	—	722
Management realignment expenses(k)	—	—	—	—	2,155
Other(l)	3,520	3,924	4,585	1,185	2,467
Adjusted EBITDA	$136,770	$158,442	$174,365	$107,208	$113,132
Adjusted EBITDA Margin	11.4%	11.5%	11.3%	13.5%	12.7%
(In thousands)	Year Ended December 31, 2016	Year Ended December 30, 2017	Year Ended December 29, 2018	Six Months Ended June 30, 2018	Six Months Ended June 29, 2019
Net income	$13,343	$43,138	$23,653	$36,922	$27,686
Stock compensation expense(a)	4,293	5,152	20,939	3,120	4,717
Debt issuance costs(b)	—	4,527	200	—	—
Asset impairment(c)	7,132	4,117	17,630	—	3,872
Non-cash inventory write-offs(d)	—	2,271	—	—	—
Management fees(e)	1,126	5,263	—	—	—
New store pre-opening expenses(f)	1,983	2,531	2,229	1,230	2,014
Non-cash rent(g)	1,970	1,919	2,801	1,273	1,849
Litigation settlement(h)	—	7,000	—	—	—
Secondary offering expenses(i)	—	—	2,451	1,140	—
Long-term incentive plan expense(j)	—	—	7,040	—	722
Management realignment expenses(k)	—	—	—	—	2,155
Other(l)	3,520	3,924	4,585	1,185	2,467
Amortization of acquisition intangibles and deferred financing costs(m)	11,311	14,481	9,253	4,562	4,594
Tax benefit of stock option exercise(n)	—	—	(25,544)	(4,066)	(1,380)
Tax legislation adjustments(o)	—	(42,089)	—	—	—
Tax effect of total adjustments(p)	(12,534)	(20,475)	(13,309)	(3,202)	(5,733)
Adjusted Net Income	$32,144	$31,759	$51,928	$42,164	$42,963

(a)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on the timing of awards and performance vesting conditions.
(b)	For fiscal year 2018, fees associated with the issuance of new term loans during the fourth quarter of fiscal year 2018. For fiscal year 2017, includes $2.7 million of fees associated with the borrowing of $175.0 million in additional principal under our first lien credit agreement and $1.8 million of fees associated with the refinancing of our first lien credit agreement.
(c)	Non-cash charges related to impairment of long-lived assets, primarily goodwill in our Military and Fred Meyer brands during fiscal year 2018 and Fred Meyer and AC Lens brands during fiscal year 2016, write-off of a cost basis investment, and impairment of capitalized software and property and equipment for fiscal year 2017. Reflects write-off of property and equipment on closed or underperforming stores for the six months ended June 29, 2019.
(d)	Reflects write-offs of inventory relating to the expiration of a specific type of contact lens that could not be sold and required disposal.
(e)	Reflects management fees paid to KKR and Berkshire in accordance with our monitoring agreement with them. The monitoring agreement was terminated automatically in accordance with its terms upon the consummation of the IPO in October 2017.
(f)	Pre-opening expenses, which include marketing and advertising, labor and occupancy expenses incurred prior to opening a new store, are generally higher than comparable expenses incurred once such store is open and generating revenue. We believe that such higher pre-opening expenses are specific in nature and are not indicative of ongoing core operating performance. We adjust for these costs to facilitate comparisons of store operating performance from period to period.
(g)	Consists of the non-cash portion of rent expense, which reflects the extent to which our straight-line rent expense recognized under GAAP exceeds or is less than our cash rent payments.
(h)	Expenses associated with settlement of litigation. See “Legal Proceedings” and Note 12 in our audited consolidated financial statements, each in our Annual Report, and “Legal Proceedings” and Note 8 in our unaudited condensed consolidated financial statements, each in our Quarterly Reports, each of which is incorporated by reference in this prospectus supplement, for further details.
(i)	Expenses related to our secondary public offerings during fiscal year 2018 and the six months ended June 30, 2018. See Note 1 in our audited consolidated financial statements in our Annual Report, which is incorporated by reference in this prospectus supplement, for further details.
(j)	Expenses pursuant to a long-term incentive plan for non-executive employees who were not participants in the management equity plan. This plan was effective in 2014 following the acquisition of the Company by affiliates of KKR. During the third quarter of fiscal year 2018, $4.6 million cash payout was triggered as a result of the second secondary offering of common stock by affiliates of KKR and other selling shareholders. The remaining $2.4 million for fiscal year 2018 relates to the third secondary offering and is accrued but not paid as of fiscal year end 2018.
(k)	Expenses related to a non-recurring realignment of management described in our Current Report on Form 8-K filed with the SEC on January 10, 2019.
(l)	Other adjustments include amounts that management believes are not representative of our operating performance (amounts in brackets represent reductions in Adjusted EBITDA and Adjusted Net Income), including our share of losses on equity method investments of $1.3 million, $1.0 million and $1.4 million for fiscal years 2018, 2017 and 2016, respectively, and $0.6 million for each of the six months ended June 29, 2019 and June 30, 2018; the amortization impact of the KKR Acquisition-related adjustments (e.g., fair value of leasehold interests) of $0.4 million, $(0.3) million, $(0.7) million, $0.2 million and $0.1 million for fiscal years 2018, 2017 and 2016 and the six months ended June 29, 2019 and June 30, 2018, respectively; expenses related to preparation for being an SEC registrant that were not directly attributable to our IPO and therefore not charged to equity of $1.8 million and $2.0 million for the fiscal years 2017 and 2016, respectively; differences between the timing of expense versus cash payments related to contributions to charitable organizations of $(1.0) million for each of fiscal years 2018, 2017 and 2016 and $(0.5) million for the six months ended June 30, 2018; costs of severance and relocation of $1.0 million, $1.4 million, $1.1 million, $0.8 million and $0.5 million for fiscal years 2018, 2017 and 2016 and the six months ended June 29, 2019 and June 30, 2018, respectively; excess payroll taxes related to stock option exercises of $1.8 million, $0.1 million and $0.3 million for fiscal year 2018 and the six months ended June 29, 2019 and June 30, 2018, respectively; and other expenses and adjustments totaling $1.1 million, $1.0 million, $0.8 million, $0.3 million and $0.2 million for fiscal years 2018, 2017 and 2016 and the six months ended June 29, 2019 and June 30, 2018, respectively.
(m)	Amortization of the increase in carrying values of definite-lived intangible assets resulting from the application of purchase accounting to the KKR Acquisition of $7.4 million for each of fiscal years 2018, 2017 and 2016 and $3.7 million for each of the six months ended June 29, 2019 and June 30, 2018. Amortization of deferred financing costs is primarily associated with the March 2014 term loan borrowings in connection with the KKR Acquisition and, to a lesser extent, amortization of debt discounts associated with the May 2015 and February 2017 incremental First Lien – Term Loan B and the November 2017 First Lien – Term Loan B refinancing, aggregating to $1.9 million, $7.1 million, $3.9 million, $0.9 million and $0.8 million of additional expense for fiscal years 2018, 2017 and 2016 and the six months ended June 29, 2019 and June 30, 2018, respectively. The $7.1 million additional expense for fiscal year 2017 includes a $3.3 million write-off of debt discounts associated with the repayment of the entire $125.0 million second lien term loan balance.
(n)	Tax benefit associated with accounting guidance adopted at the beginning of fiscal year 2017 (Accounting Standards Update 2016-09, Compensation – Stock Compensation), requiring excess tax benefits related to stock option exercises to be recorded in earnings as discrete items in the reporting period in which they occur.
(o)	The adjustment represents re-measuring and reassessing the net realizability of our deferred tax assets and liabilities during fiscal year 2017. See Note 6 in our audited consolidated financial statements in our Annual Report, which is incorporated by reference in this prospectus supplement for additional information regarding the Tax Cuts and Jobs Act of 2017.
(p)	Represents the income tax effect of the total adjustments at our combined statutory federal and state income tax rates.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks and uncertainties described below, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties discussed under “Prospectus Supplement Summary—Summary Historical Consolidated Financial and Other Data” contained elsewhere in this prospectus supplement, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto in our Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in our common stock. Any of the following risks could materially and adversely affect our business, financial condition, or results of operations. The selected risks described below or incorporated by reference in this prospectus supplement and the accompanying prospectus, however, are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, or results of operations. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile or may decline regardless of our operating performance, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

We completed our IPO in October 2017. Since our IPO, the price of our common stock, as reported on NASDAQ, has ranged from a low of $25.60 on December 24, 2018 to a high of $46.63 on September 7, 2018. The trading price of our common stock may be volatile and may be adversely affected due to a number of factors, most of which we cannot control, including those listed under “Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus supplement, and the following:

•	results of operations that vary from the expectations of securities analysts and investors;
•	results of operations that vary from those of our competitors;
•	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;
•	changes in economic conditions for companies in our industry;
•	changes in market valuations of, or earnings and other announcements by, companies in our industry;
•	declines in the market prices of stocks generally, particularly those of optical retail companies;
•	additions or departures of key management personnel;
•	strategic actions by us or our competitors;
•	announcements by us, our competitors, our suppliers or our host and legacy organizations of significant contracts, price reductions, new products or technologies, acquisitions, joint marketing relationships, joint ventures, other strategic relationships or capital commitments;
•	changes in preference of our customers;
•	changes in general economic or market conditions or trends in our industry or the economy as a whole and, in particular, in the consumer spending environment;
•	changes in business or regulatory conditions;
•	future sales of our common stock or other securities;
•	investor perceptions of or the investment opportunity associated with our common stock relative to other investment alternatives;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;
•	announcements relating to litigation or governmental investigations;
•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;
•	the development and sustainability of an active trading market for our stock;
•	changes in accounting principles; and
•	other events or factors, including those resulting from informational technology system failures and disruptions, natural disasters, war, acts of terrorism or responses to these events.

Furthermore, the stock market may experience extreme volatility that, in some cases, may be unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were to become involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends on our common stock will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our credit agreement and other indebtedness we may incur, and such other factors as our Board of Directors may deem relevant. See “Dividend Policy.”

As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than your purchase price.

We are a holding company with no operations of our own and, as such, we depend on our subsidiaries for cash to fund all of our operations and expenses, including future dividend payments, if any.

Our operations are conducted entirely through our subsidiaries and our ability to generate cash to meet our debt service obligations or to make future dividend payments, if any, is highly dependent on the earnings and the receipt of funds from our subsidiaries via dividends or intercompany loans. We do not currently expect to declare or pay dividends on our common stock for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common stock, the agreements governing our indebtedness may restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us.

If securities or industry analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade our stock or our industry, or change their views regarding the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts stop covering us or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Maintaining the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we incur significant legal, accounting, insurance and other expenses that we did not incur as a private company, including costs associated with public company governance and reporting requirements. We also have incurred and will continue to incur costs associated with our compliance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, as well as rules and regulations implemented by the SEC, and costs in connection with continued listing on NASDAQ. Our efforts to comply with these rules and regulations have significantly increased our legal and financial compliance costs, including costs associated with the hiring of additional personnel, and have made some activities more difficult, time-consuming or costly. Our management devotes a substantial amount of time to ensure that we comply with all of these requirements, diverting the attention of management away from revenue-producing activities. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

Failure to comply with requirements to maintain effective internal controls could have a material adverse effect on our business and stock price, and any failure to maintain financial controls could result in our financial statements becoming unreliable. We currently have a material weakness in our internal controls over financial reporting.

As a public company, we have significant requirements for enhanced financial reporting and internal controls. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting to meet our reporting obligations as a public company. The process of maintaining effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. The measures we take may not be sufficient to satisfy our obligations as a public company and if we are unable to maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and harm our results of operations. In addition, we are required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K. This assessment includes disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. Our independent registered public accounting firm is also required to issue an attestation report on the effectiveness of our internal controls in each Annual Report on Form 10-K.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we have identified and may identify additional deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report.

As previously disclosed in our Annual Report, management had identified a control deficiency that constituted a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness related to a deficiency in the design of entity level controls to identify and assess changes in our business environment that could significantly impact the system of internal control over financial reporting. In part due to errors discovered as a result of implementation of controls associated with a new lease accounting standard, the Company concluded this material weakness still exists as of June 29, 2019. While we have designed and implemented controls to remediate this material weakness, our efforts may not be successful. These remediation measures may be time consuming, costly, and may place significant demands on our financial and operational resources. If our efforts to remediate this material weakness are not successful, the remediated material weakness may reoccur or other material weaknesses could occur in the future. The financial results for periods prior to fiscal year 2018 have been revised to reflect corrections from the errors related to lease accounting as described in Note 1 in our audited consolidated financial statements in our Annual Report, which is incorporated by reference in this prospectus supplement.

Our testing, or the testing by our independent registered public accounting firm, has revealed and may continue to reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Newly-identified material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected.

We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not issue an unqualified opinion. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our common stock.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

After this offering, the sale of shares of our common stock in the public market, or the perception that such sales could occur, including sales by our existing stockholders, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After the completion of the offering and concurrent share repurchase, substantially all of the outstanding shares of our common stock will be available for resale in the public market.

Upon the consummation of this offering, of our outstanding shares, the 61,084,852 shares sold in the IPO and in the secondary offerings of our common stock in March 2018, July 2018 (for which the overallotment option closed in early August) and November 2018, and any shares sold in this offering, will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act.

Additionally, in connection with prior secondary offerings, our Board of Directors, pursuant to the management stockholder’s agreements and director stockholder’s agreements, elected to waive the transfer restrictions with respect to a number of shares of our common stock that management stockholders and director stockholders not participating in those offerings would have been eligible to sell in those offerings if they had exercised their piggyback registration rights. In connection with the secondary offerings in July 2018 and November 2018, the Board of Directors also elected to waive the transfer restrictions with respect to a portion of the shares underlying the performance-based options that vested upon the consummation of these offerings. In connection with this offering, our Board of Directors will elect to completely waive all remaining transfer restrictions in the management stockholder’s agreements and director stockholder’s agreements with respect to shares of common stock, restricted stock and options held by management stockholders and director stockholders. Certain of these shares are held by non-executive officers and non-directors and, as such, may be sold during the 30-day lock-up period after this offering, subject to compliance with our securities trading policy and applicable securities laws.

In connection with this offering, we, our directors and executive officers will sign lock-up agreements with the underwriter that will, subject to certain exceptions (including with respect to the 819,134 shares of our common stock to be purchased in the concurrent share repurchase), restrict the disposition of, or hedging with respect to, the shares of our common stock or securities convertible into or exchangeable for shares of common stock, each held by them for 30 days following the date of this prospectus supplement, except with the prior written consent of the underwriter. See “Underwriting” for a description of these lock-up agreements.

The shares of common stock held by our directors and executive officers after this offering will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144.

Certain of our stockholders have “piggyback” registration rights with respect to future registered offerings of our common stock. Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement.

14,585,568 shares of our common stock subject to our outstanding options or subject to issuance under our 2013 Equity Incentive Plan, our 2014 Stock Incentive Plan and our 2017 Omnibus Incentive Plan have been registered with a registration statement on Form S-8 and will be available for sale in the open market, subject to limitations in the management stockholder’s agreements. As of July 31, 2019, there were stock options outstanding to purchase a total of 6,577,599 shares of our common stock and 314,166 shares of our common stock subject to restricted stock units. In addition, as of July 31, 2019, 3,793,920 shares of our common stock were reserved for future issuance under our incentive plans. In addition, we have reserved a total of 850,000 shares of our common stock for issuance under the 2018 Associate Stock Purchase Plan, of which 31,027 shares have been issued as of July 31, 2019. We have filed a registration statement on Form S-8 to register such shares and any shares purchased under our 2018 Associate Stock Purchase Plan will be available for sale in the open market, unless such shares are subject to Rule 144 limitations applicable to affiliates.

As restrictions on resale end, or if the existing stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

In the future, we may also issue our securities in connection with investments or acquisitions. The number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions provide for, among other things:

•	a classified board of directors, as a result of which our Board of Directors is divided into three classes, with each class serving for staggered three-year terms;
•	the ability of our Board of Directors to issue one or more series of preferred stock;
•	advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;
•	certain limitations on convening special stockholder meetings;
•	the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2∕3% of the shares of common stock entitled to vote generally in the election of directors; and
•	that certain provisions may be amended only by the affirmative vote of at least 66 2∕3% of shares of common stock entitled to vote generally in the election of directors.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See “Description of Capital Stock” in the accompanying prospectus.

Our Board of Directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our amended and restated certificate of incorporation authorizes our Board of Directors, without the approval of our stockholders, to issue 50,000,000 shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our company to the Company or our stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters we discuss in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference herein or therein may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or similar expressions which concern our strategy, plans, projections or intentions. These forward-looking statements relate to matters such as our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Such risks, uncertainties, and other important factors include, among others, the risks, uncertainties and factors set forth under “Risk Factors” in this prospectus supplement and “Risk Factors” in our Annual Report, which is incorporated herein by reference, and the following:

•	our ability to open and operate new stores in a timely and cost-effective manner, and to successfully enter new markets;
•	our ability to recruit and retain vision care professionals for our stores;
•	our ability to develop and maintain relationships with managed vision care companies, vision insurance providers and other third-party payors;
•	our ability to maintain our current operating relationships with our host and legacy partners;
•	our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations;
•	our ability to maintain sufficient levels of cash flow from our operations to grow;
•	the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories;
•	risks associated with vendors from whom our products are sourced;
•	overall decline in the health of the economy and consumer spending affecting consumer purchases;
•	our ability to successfully compete in the highly competitive optical retail industry;
•	our dependence on a limited number of suppliers;
•	our and our vendors’ ability to safeguard personal information and payment card data;
•	any failure, inadequacy, interruption, security failure or breach of our information technology systems;
•	our growth strategy straining our existing resources and causing the performance of our existing stores to suffer;
•	our ability to retain our existing senior management team and attract qualified new personnel;
•	the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices;
•	our ability to successfully implement our marketing, advertising and promotional efforts;
•	risks associated with leasing substantial amounts of space;

•	the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems;
•	product liability, product recall or personal injury issues;
•	our compliance with managed vision care laws and regulations;
•	our reliance on third-party reimbursement for a portion of our revenues;
•	our ability to manage our inventory balances and inventory shrinkage;
•	risks associated with our e-commerce business;
•	seasonal fluctuations in our operating results and inventory levels;
•	risks of losses arising from our investments in technological innovators in the optical retail industry;
•	our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements;
•	the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations;
•	our ability to adequately protect our intellectual property;
•	our leverage;
•	restrictions in our credit agreement that limits our flexibility in operating our business;
•	our ability to generate sufficient cash flow to satisfy our significant debt service obligations;
•	our dependence on our subsidiaries to fund all of our operations and expenses;
•	risks associated with maintaining the requirements of being a public company; and
•	our ability to comply with requirements to maintain effective internal controls.

There may be other factors that could cause our actual results to differ materially from the forward-looking statements, including factors disclosed under “Risk Factors” in this prospectus supplement and under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports, which are incorporated herein by reference. You should evaluate all forward-looking statements made, or incorporated by reference, in this prospectus supplement and the accompanying prospectus in the context of these risks and uncertainties.

We caution you that the risks, uncertainties, and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits, or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. All forward-looking statements in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference herein or therein apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference herein or therein. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock offered pursuant to this prospectus supplement. We will not receive any proceeds from the sale of shares being sold in this offering. The selling stockholder will bear the underwriting commissions and discounts, if any, attributable to its sale of our common stock, and we will bear the remaining expenses. See “Selling Stockholder.”

DIVIDEND POLICY

We do not currently anticipate paying any dividends on our common stock and currently expect to retain all future earnings for use in the operation and expansion of our business. The declaration, amount and payment of any future dividends on our common stock will be at the sole discretion of our Board of Directors, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our credit agreement and other indebtedness we may incur, and such other factors as our Board of Directors may deem relevant. If we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time.

Because a significant portion of our operations is through our subsidiaries, our ability to pay dividends depends in part on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur. In addition, our ability to pay dividends is limited by covenants in our credit agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Persons Transaction Policy

In connection with our IPO, our Board of Directors adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. It is our policy that no related person transaction will be executed without the approval or ratification of the disinterested members of our Board of Directors or a committee of our Board of Directors.

Certain Related Person Transactions

Stockholders Agreement. In connection with our IPO, we entered into a stockholders agreement with affiliates of KKR. This agreement grants affiliates of KKR the right to nominate to our board of directors a number of designees equal to at least 10% of the total number of directors comprising our board of directors at such time as long as affiliates of KKR beneficially own at least 5% but less than 20% of the outstanding shares of our common stock. For purposes of calculating the number of directors that affiliates of KKR are entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of our board of directors (e.g., one and one quarter (11∕4) directors shall equate to two directors). In addition, in the event a vacancy on the board of directors is created by the death, disability, retirement or resignation of a KKR director designee, affiliates of KKR who designated such director shall, to the fullest extent permitted by law, have the right to have the vacancy filled by a new KKR director-designee.

After the completion of this offering and the concurrent share repurchase, we expect that affiliates of KKR will not hold any shares of our common stock outstanding and as such, will no longer have the board nomination rights.

Registration Rights Agreement. In connection with the KKR Acquisition, we entered into a registration rights agreement with affiliates of KKR and Berkshire and with other persons who may become party thereto. Subject to certain conditions, the registration rights agreement provides certain affiliates of KKR with an unlimited number of “demand” registrations. Under the registration rights agreement, all holders of registrable securities party thereto are provided with customary “piggyback” registration rights, with certain exceptions. The registration rights agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act.

Indemnification Agreement with KKR. In connection with the KKR Acquisition, we and certain of our subsidiaries entered into an indemnification agreement, or the Indemnification Agreement, with KKR, whereby the parties agreed to customary exculpation and indemnification provisions in favor of KKR in connection with certain transactions, including in connection with the services provided under a monitoring agreement entered into between NVI and KKR in connection with the KKR Acquisition.

Relationship with KKR Capital Markets. KKR Capital Markets LLC, or KCM, an affiliate of KKR, (i) acted as a joint lead arranger with respect to the joinder and amendment and restatement agreement, dated as of July 18, 2019, relating to the first lien credit agreement and received $1.0 million in fees in connection therewith and (ii) acted as a lead arranger with respect to the joinder and amendment agreement, dated as of October 9, 2018, relating to the first lien credit agreement, and received $1.2 million in fees in connection therewith.

KCM also acted as an underwriter in connection with the secondary offering of our common stock in March 2018 and the secondary offering of our common stock in July 2018 (for which the overallotment option closed in early August), and received fees of approximately $3.0 million and $4.0 million, respectively.

Relationship with KKR Capstone. We have utilized and may continue to utilize KKR Capstone Americas LLC and/or its affiliates, or KKR Capstone, a consulting company that works exclusively with portfolio companies of KKR & Co. and its affiliated funds for consulting services, and have paid to KKR Capstone related fees and expenses. KKR Capstone is not a subsidiary or affiliate of KKR & Co. KKR Capstone operates under several consulting agreements with KKR & Co. and uses the “KKR” name under license from KKR & Co.

Management Stockholder’s Agreements. In connection with the KKR Acquisition and thereafter, we entered into management stockholder’s agreements, or Management Stockholder’s Agreements, with certain of our senior executive officers and other employees who made an equity investment in us or were granted equity based awards.

The Management Stockholder’s Agreements impose significant restrictions on transfers of shares of our common stock held by management stockholders. Generally, shares will be nontransferable by any means at any time prior to a “Change in Control” (as defined in the applicable Management Stockholder’s Agreement) except (i) a sale of shares of common stock pursuant to an effective registration statement under the Securities Act filed by the Company in accordance with the applicable Management Stockholder’s Agreement upon the proper exercise of certain “piggyback” registration rights (described below), (ii) certain transfers to a management stockholder’s estate or trust in accordance with the applicable Management Stockholder’s Agreement, (iii) transfers approved by our Board of Directors in writing (such approval being in the sole discretion of our Board of Directors) or (iv) transfers to us or our designee. In connection with this offering, our Board of Directors will elect to completely waive all remaining transfer restrictions in the Management Stockholder’s Agreements.

The Management Stockholder’s Agreements also provide for management stockholders’ ability to cause us to repurchase their outstanding stock and options in the event of their death or disability, and for our ability to cause a management stockholder to sell his or her stock or options back to the Company upon certain termination events.

Additionally, management stockholders have limited “piggyback” registration rights with respect to their shares of common stock.

Agreements with Directors and Officers. In addition, we have certain agreements with our directors and officers which are described in “Executive Compensation” incorporated by reference in our Annual Report, which is incorporated by reference herein.

In connection with our IPO, we entered into indemnification agreements with our directors. These agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors for which indemnification is sought.

SELLING STOCKHOLDER

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of the selling stockholder, the number of shares of our common stock offered hereby by the selling stockholder and information with respect to shares to be beneficially owned by the selling stockholder after completion of this offering and the concurrent share repurchase.

The number of shares and percentages of beneficial ownership provided in the table below are based on the beneficial ownership as of July 31, 2019 and are based on 78,524,731 shares of our common stock, par value $0.01 per share, outstanding as of July 31, 2019 and, where indicated, give effect to the repurchase by us of 819,134 shares of our common stock in the concurrent share repurchase.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

To our knowledge, unless otherwise noted in the footnotes to the table below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

	Shares Beneficially Owned Prior to the Offering and the Concurrent Share Repurchase		Shares to be Sold in this Offering	Shares Beneficially Owned After the Offering and the Concurrent Share Repurchase
Name of Beneficial Owner	Number	Percentage of Total Common Stock	Number	Number	Percentage of Total Common Stock
Selling Stockholder:
KKR Vision Aggregator L.P.(1)	9,149,908	11.6%	9,149,908	―	―	%
(1)	Includes 9,149,908 shares directly owned by KKR Vision Aggregator L.P. KKR Vision Aggregator GP LLC, as the general partner of KKR Vision Aggregator L.P., KKR North America Fund XI L.P., as the sole member of KKR Vision Aggregator GP LLC, KKR Associates North America XI L.P., as the general partner of KKR North America Fund XI L.P., KKR North America XI Limited, as the general partner of KKR Associates North America XI L.P., KKR Fund Holdings L.P., as the sole shareholder of KKR North America XI Limited, KKR Fund Holdings GP Limited, as a general partner of KKR Fund Holdings L.P., KKR Group Holdings Corp., as the sole shareholder of KKR Fund Holdings GP Limited and a general partner of KKR Fund Holdings L.P., KKR & Co. Inc., as the sole shareholder of KKR Group Holdings Corp., KKR Management LLC, as the Class B common stockholder of KKR & Co. Inc., and Messrs. Henry R. Kravis and George R. Roberts, as the designated members of KKR Management LLC, may be deemed to be the beneficial owners having shared voting and investment power with respect to the shares described in this footnote. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025. Mr. Taylor is a member of our Board of Directors and serves as an executive of Kohlberg Kravis Roberts & Co. L.P. and/or one or more of its affiliates. Each of Messrs. Kravis, Roberts and Taylor disclaims beneficial ownership of the shares held by KKR Vision Aggregator L.P. The principal business address of Mr. Taylor is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, New York, New York 10019.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES
TO NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. We cannot assure you that such a change in law will not alter significantly the tax considerations we describe in this summary. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances (including the Medicare contribution tax on net investment income). In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws including, without limitation if you are:

•	a United States expatriate;
•	a “controlled foreign corporation”;
•	a “passive foreign investment company”;
•	a bank, insurance company or other financial institution;
•	a tax exempt organization or governmental organization;
•	a broker, dealer or trader in securities;
•	subject to the alternative minimum tax;
•	a partnership or other pass-through entity for U.S. federal income tax purposes;
•	a person who holds our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	a person who holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or
•	a person deemed to sell our common stock under the constructive sale provisions of the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Distributions

In the event that we make distributions of cash or property (other than certain pro rata distributions of our stock) in respect of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess generally will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, causing a reduction in the adjusted basis of the non-U.S. holder’s common stock. Any remaining excess will be treated as capital gain and will be treated as described below under “—Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the taxable disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);
•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or
•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed United States federal income tax returns with respect to such losses. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code, or such Sections commonly referred to as FATCA, a 30% United States federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING

Goldman Sachs & Co. LLC is acting as the underwriter for this offering. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholder and the underwriter, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholder, 9,149,908 shares of common stock, which includes 819,134 shares of our common stock that we intend to repurchase from the underwriter.

The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

Subject to the completion of the offering, we intend to concurrently repurchase from the underwriter, 819,134 of the aggregate 9,149,908 shares of our common stock that are the subject of the offering. The price per share to be paid by us will equal the price at which the underwriter will purchase the shares from the selling stockholder in the offering. The offering is not conditioned upon the completion of the share repurchase. See “Prospectus Supplement Summary―Concurrent Share Repurchase.”

We and the selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares that are not subject to the concurrent share repurchase, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter proposes initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.48 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholder.

	Per Share	Total
Public offering price(1)	$31.00	$283,253,963.68
Underwriting discounts and commissions(2)	$0.48	$3,998,771.52
Proceeds, before expenses, to the selling stockholder	$30.52	$279,255,192.16
(1)	The public offering price for the 8,330,774 shares offered to the public was $31.00 per share. The price for the 819,134 shares we intend to repurchase from the underwriter was $30.52 per share.
(2)	The underwriting discount for the 8,330,774 shares offered to the public was $0.48 per share. No underwriting discount or commissions will be paid to the underwriter with respect to the 819,134 shares we intend to repurchase.

The expenses of the offering, not including the underwriting discounts and commissions for which the selling stockholder is responsible, are estimated at $0.5 million and are payable by us. We have also agreed to reimburse the underwriter for expenses relating to clearing of this offering with FINRA in an amount up to $25,000.

We expect that delivery of the shares offered hereby will be made against payment therefor on or about August 12, 2019, which will be the third business day following the pricing of this offering (such settlement being referred to as T+3). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares on the date of pricing will be required, by virtue of the fact that the shares initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of shares of common stock who wish to trade shares of common stock on the date of pricing should consult their advisors.

No Sales of Similar Securities

We, our directors and executive officers will agree, for 30 days after the date of this prospectus supplement, without first obtaining the written consent of the underwriter, not to directly or indirectly, subject to certain exceptions (including the concurrent share repurchase):

•	offer, sell, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of) any shares of our capital stock or any securities convertible into, or exercisable or exchangeable for such capital stock;
•	publicly file or participate in the public filing of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and related rules and regulations, any shares of our capital stock or any securities convertible into, or exercisable or exchangeable for such capital stock; or
•	publicly announce an intention to effect any such transaction.

This agreement does not apply to any existing employee benefit plans. The underwriter may, in its sole discretion and at any time or from time to time before the termination of the 30-day period, release all or any portion of the securities subject to lock-up agreements.

Listing

Our common stock is listed on NASDAQ under the symbol “EYE.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriter and selling group members from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on NASDAQ, in the over-the-counter market or otherwise.

None of us, the selling stockholder and the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of us, the selling stockholder and the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financial and brokerage activities. The underwriter and its respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each, a “Relevant Member State”, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriter and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive Prospectus Regulation (EU) 2017/1129, as amended, and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the “Order,” and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice of Recommendations of Investment Products).

Notice to Prospective Investors in Brazil

For purposes of Brazilian law, this offer of securities is addressed to you personally, upon your request and for your sole benefit, and is not to be transmitted to anyone else, to be relied upon elsewhere or for any other purpose either quoted or referred to in any other public or private document or to be filed with anyone, without our prior express and written consent.

This offering does not constitute or form part of any public offering of shares in Brazil and, accordingly, has not been and will not be registered under Brazilian Federal Law No. 6385 of December 7, 1976, as amended, Brazilian Securities Commission (CVM) Rule (Instrução) No. 400 of December 29, 2003, as amended, or under any other Brazilian securities law or regulation. Furthermore, our shares and we have not been and will not be registered before the CVM under CVM Rule (Instrução) No. 480 of December 7, 2009, as amended.

Therefore, the shares offered hereby have not been, will not be and may not be offered for sale or sold in Brazil except in circumstances that do not constitute a public offering or other unauthorized distribution under applicable Brazilian laws and regulations. Documents relating to the shares, as well as the information contained therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale of the shares to the public in Brazil.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York.

Certain partners of Simpson Thacher & Bartlett LLP, members of their respective families, related persons, and others have an indirect interest, through limited partnerships that are investors in funds affiliated with KKR & Co., in less than 1% of our common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers and (2) express an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of the registration statement and therefore do not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus supplement and accompanying prospectus, are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.nationalvision.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus supplement and the accompanying prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act and applicable SEC rules, are not deemed “filed”):

•	our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, filed on February 27, 2019;
•	our Quarterly Reports on Form 10-Q for the quarter ended March 30, 2019, filed on May 9, 2019, and for the quarter ended June 29, 2019, filed on August 6, 2019;

•	our Current Reports on Form 8-K filed on January 10, 2019, February 1, 2019, February 19, 2019, June 13, 2019, July 19, 2019, July 23, 2019 and July 24, 2019 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein); and
•	the description of our common stock contained in the Registration Statement on Form 8-A filed on October 24, 2017, including any amendments or reports filed for the purposes of updating such description.

If we have incorporated by reference any statement or information in this prospectus supplement and we subsequently modify that statement or information with information contained in this prospectus supplement, the statement or information previously incorporated in this prospectus supplement is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus supplement. You should direct requests for those documents to National Vision Holdings, Inc., 2435 Commerce Avenue, Bldg. 2200, Duluth, Georgia 30096; Attention: Corporate Secretary (telephone: 770-822-3600).

Exhibits to any documents incorporated by reference in this prospectus supplement will not be sent, however, unless those exhibits have been specifically referenced in this prospectus supplement.

PROSPECTUS

National Vision Holdings, Inc.

Common Stock

Certain selling stockholders may offer and sell from time to time shares of our common stock.

The selling stockholders will determine when they sell shares of our common stock, which may be sold on a continuous or delayed basis directly, to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. The selling stockholders reserve the sole right to accept, and they and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of shares of our common stock. If any agents, dealers or underwriters are involved in the sale of any shares of our common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts payable to them. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.

Each time any selling stockholders sell shares of our common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering and the shares of our common stock being offered, including the names of the selling stockholders and the prices at which the shares of our common stock are sold. The prospectus supplement or free writing prospectus may also add, update, change or clarify information contained in or incorporated by reference in this prospectus. This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any applicable prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the NASDAQ Global Select Market, or NASDAQ, under the symbol “EYE.”

Investing in our common stock involves risk. See “Risk Factors” beginning on page 4 of this prospectus and the risk factors in any applicable prospectus supplement and in any documents we incorporate by reference herein or therein to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, certain selling stockholders may, from time to time, offer and/or sell shares of our common stock in one or more offerings or resales. This prospectus provides you with a general description of the shares of our common stock that such selling stockholders may offer. Each time selling stockholders sell shares of our common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering and the shares of our common stock being offered, including the names of the selling stockholders and the prices at which the shares of our common stock are sold. The prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SHARES OF OUR COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated or deemed incorporated by reference in this prospectus. See “Incorporation by Reference” before making an investment in our common stock. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed or will be filed or incorporated or deemed incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The registration statement, including the exhibits and documents incorporated by reference in this prospectus, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information contained, or incorporated by reference, in this prospectus or in any prospectus supplement or free writing prospectus that we authorize to be delivered to you. Neither we nor any selling stockholders have authorized anyone to provide any information or to make any representations other than those contained, or incorporated by reference, in this prospectus or in any prospectus supplement or free writing prospectus we have prepared. Neither we nor any selling stockholders take responsibility for, or can provide assurance as to the reliability of, any other information that others may provide you. We and any selling stockholders are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained, or incorporated by reference, in this prospectus and in any prospectus supplement or free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless the context otherwise requires, all references herein to “National Vision Holdings, Inc.,” “National Vision,” the “Company,” “we,” “our” or “us” refer to National Vision Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries. National Vision Holdings, Inc. conducts substantially all of its activities through its direct, wholly-owned subsidiary, National Vision, Inc., a Georgia corporation, which we refer to herein as “NVI,” and NVI’s subsidiaries.

Market, Ranking and Other Industry Data

The data included, or incorporated by reference, in this prospectus regarding markets, ranking and other industry information are based on reports of government agencies or published industry sources, and our own internal estimates are based on our management’s knowledge and experience in the markets in which we operate. Data regarding the industry in which we compete and our market position and market share within this industry are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within this industry. Our own estimates are based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets we operate. We are responsible for all of the disclosure included, or incorporated by reference, in this prospectus, and we believe these estimates to be accurate as of the date of this prospectus or such other date stated in this prospectus (or in documents we have incorporated by reference). However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. While we believe that each of the publications used throughout this prospectus (or in documents we have incorporated by reference) are prepared by reputable sources, we have not independently verified market and industry data from third-party sources. While we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report (as defined herein) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports (as defined herein), each of which is incorporated by reference in this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.” As a result, you should be aware that market, ranking, and other similar industry data included, or incorporated by reference, in this prospectus, and estimates and beliefs based on that data may not be reliable. Neither we nor the selling stockholders can guarantee the accuracy or completeness of any such information contained, or incorporated by reference, in this prospectus.

Trademarks, Service Marks and Tradenames

We own a number of registered and common law trademarks and pending applications for trademark registrations in the United States, primarily through our subsidiaries. Solely for convenience, the trademarks, service marks and tradenames referred to in this prospectus and any applicable prospectus supplement (or in documents we have incorporated by reference) are presented without the ®, sm and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames. All trademarks, service marks and tradenames appearing in this prospectus and any applicable prospectus supplement (or in documents we have incorporated by reference) are the property of their respective owners.

NATIONAL VISION HOLDINGS, INC.

We are one of the largest and fastest growing optical retailers in the United States and a leader in the attractive value segment of the U.S. optical retail industry. We believe that vision is central to quality of life and that people deserve to see their best to live their best, no matter what their budget. Our mission is to make quality eye care and eyewear affordable and accessible to all Americans. We achieve this by providing eye exams, eyeglasses and contact lenses to cost-conscious and low-income consumers. We deliver exceptional value and convenience to our customers, with an opening price point that strives to be among the lowest in the industry, enabled by our low-cost operating platform. We reach our customers through a diverse portfolio of 1,067 retail stores across five brands and 20 consumer websites as of September 29, 2018.

Our history of profitable growth is founded on a commitment to a relatively simple business model: providing exceptional value and convenience to customers, enabled by our low-cost operating platform. Our disciplined approach to new store openings, combined with our attractive store economics, has led to strong returns on investment.

We have two reportable segments: our owned & host segment and our legacy segment. Our owned & host segment includes our two owned brands, America’s Best and Eyeglass World, and our Vista Optical locations in Fred Meyer, Inc. stores. Within this segment, we also provide low-cost vision care products and services to American military service members by operating Vista Optical locations on military bases across the country. Our legacy segment consists of our 28-year strategic relationship with Wal-Mart Stores, Inc., or Walmart, to operate Vision Centers in select Walmart stores. In addition, our wholly-owned subsidiary, FirstSight Vision Services Inc., or FirstSight, which is licensed as a single-service health plan under California law, issues individual vision care benefit plans in connection with our America’s Best operations in California and provides, or arranges for the provision of, optometric services at certain optometric offices next to Walmart and Sam’s Club stores in California. We support our brands through our ever-evolving omni-channel offerings and we also have an established standalone e-commerce business. Our e-commerce platform serves our proprietary e-commerce websites and the e-commerce websites of third parties, including Walmart, Sam’s Club and Giant Eagle.

Through its predecessors, NVI commenced operations in 1990. In 2005, private equity funds managed by Berkshire Partners LLC, or Berkshire, acquired both NVI and Consolidated Vision Group, Inc., which operated America’s Best stores, and merged these entities, with NVI surviving. In 2009, NVI acquired the Eyeglass World store chain. In 2011, after a multi-year partnership, NVI acquired Arlington Contact Lens Service, Inc. to bolster its e-commerce platform.

In March 2014, NVI was acquired by affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR Sponsor. National Vision Holdings, Inc. was incorporated in Delaware on February 14, 2014 under the name “Nautilus Parent, Inc.” and NVI became our wholly-owned subsidiary in connection with the acquisition of the Company by affiliates of KKR Sponsor in March 2014. We changed our name to “National Vision Holdings, Inc.” in June 2017. Our common stock began trading on NASDAQ under the symbol “EYE” on October 26, 2017 and we consummated our initial public offering of our common stock, or the IPO, on October 30, 2017.

Our principal executive offices are located at 2435 Commerce Avenue, Bldg. 2200, Duluth, Georgia 30096. The telephone number of our principal executive offices is (770) 822-3600. We maintain a website at www.nationalvision.com. The information contained on, or that can be accessed through, our corporate website or other company websites referenced elsewhere in this prospectus neither constitutes part of this prospectus nor is incorporated by reference herein.

RISK FACTORS

An investment in our common stock involves risk. Before investing in our common stock, in addition to the risks and uncertainties described below under “Special Note Regarding Forward-Looking Statements,” you should carefully consider the risks and uncertainties discussed under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, or the Annual Report, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes thereto in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 29, 2018, or our Quarterly Reports, each of which is incorporated by reference in this prospectus, and under “Risk Factors” or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed to be incorporated by reference in this prospectus as well as any risks described in any applicable prospectus supplement or free writing prospectus that we provide you in connection with an offering of common stock pursuant to this prospectus. Any of these risks could materially and adversely affect our business, financial condition, or results of operations. The selected risks incorporated by reference in this prospectus, however, are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition, or results of operations. In such a case, the trading price of our common stock could decline and you may lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters we discuss in this prospectus and in any prospectus supplement or free writing prospectus that we may provide to you in connection with an offering of our common stock described in this prospectus, and in the documents we incorporate or are deemed to be incorporated by reference by herein or therein, may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or similar expressions which concern our strategy, plans, projections or intentions. These forward-looking statements relate to matters such as our industry, growth strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. By their nature, forward-looking statements: speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained or incorporated by reference in this prospectus and any prospectus supplement. Such risks, uncertainties, and other important factors include, among others, the risks, uncertainties and factors set forth under “Risk Factors” in our Annual Report, which is incorporated herein by reference in this prospectus, and the following:

•	our ability to open and operate new stores in a timely and cost-effective manner, and to successfully enter new markets;
•	our ability to maintain sufficient levels of cash flow from our operations to grow;
•	our ability to recruit and retain vision care professionals for our stores;
•	our ability to adhere to extensive state, local and federal vision care and healthcare laws and regulations;
•	our ability to develop and maintain relationships with managed vision care companies, vision insurance providers and other third-party payors;
•	our ability to maintain our current operating relationships with our host and legacy partners;
•	the loss of, or disruption in the operations of, one or more of our distribution centers and/or optical laboratories;
•	risks associated with vendors from whom our products are sourced;
•	our ability to successfully compete in the highly competitive optical retail industry;
•	our dependence on a limited number of suppliers;
•	our and our vendors’ ability to safeguard personal information and payment card data;
•	any failure, inadequacy, interruption, security failure or breach of our information technology systems;
•	overall decline in the health of the economy and consumer spending affecting consumer purchases;
•	our growth strategy straining our existing resources and causing the performance of our existing stores to suffer;
•	our ability to retain our existing senior management team and attract qualified new personnel;
•	the impact of wage rate increases, inflation, cost increases and increases in raw material prices and energy prices;
•	our ability to successfully implement our marketing, advertising and promotional efforts;
•	risks associated with leasing substantial amounts of space;

•	product liability, product recall or personal injury issues;
•	our compliance with managed vision care laws and regulations;
•	our reliance on third-party reimbursement for a portion of our revenues;
•	our ability to manage our inventory balances and inventory shrinkage;
•	risks associated with our e-commerce business;
•	seasonal fluctuations in our operating results and inventory levels;
•	the impact of certain technological advances, and the greater availability of, or increased consumer preferences for, vision correction alternatives to prescription eyeglasses or contact lenses, and future drug development for the correction of vision-related problems;
•	risks of losses arising from our investments in technological innovators in the optical retail industry;
•	our failure to comply with, or changes in, laws, regulations, enforcement activities and other requirements;
•	the impact of any adverse litigation judgments or settlements resulting from legal proceedings relating to our business operations;
•	our ability to adequately protect our intellectual property;
•	our leverage;
•	restrictions in our credit agreement that limits our flexibility in operating our business;
•	our ability to generate sufficient cash flow to satisfy our significant debt service obligations;
•	our dependence on our subsidiaries to fund all of our operations and expenses;
•	risks associated with maintaining the requirements of being a public company; and
•	any failure to comply with requirements to design, implement and maintain effective internal controls.

There may be other factors that could cause our actual results to differ materially from the forward-looking statements, including factors disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports, which are incorporated herein by reference. You should evaluate all forward-looking statements made, or incorporated by reference, in this prospectus in the context of these risks and uncertainties.

We caution you that the risks, uncertainties, and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits, or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. All forward-looking statements in this prospectus or in the documents incorporated by reference herein apply only as of the date made and are expressly qualified in their entirety by the cautionary statements included in this prospectus or in the documents incorporated by reference herein. We undertake no obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

We will not receive any of the proceeds from a sale of shares of our common stock by any selling stockholders.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each as in effect as of the date of this prospectus, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are issued or outstanding as of the date of this prospectus. Unless our board of directors, or Board of Directors, determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors, subject to certain limitations. The holders of our common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up or the sale of all or substantially all of our assets and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive our remaining assets available for distribution on a pro rata basis. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock outstanding as of the date of this prospectus are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by NASDAQ, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;
•	the dates at which dividends, if any, will be payable;
•	the redemption rights and price or prices, if any, for shares of the series;
•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;
•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;
•	restrictions on the issuance of shares of the same series or of any other class or series; and
•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our Board of Directors may consider relevant.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL, which are summarized in the following paragraphs, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as our common stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our Board of Directors and our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board

Our amended and restated certificate of incorporation provides that our Board of Directors be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board of Directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or
•	at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2∕3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that the KKR Sponsor and Berkshire, or the Sponsors, and their affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our amended and restated certificate of incorporation and our amended and restated bylaws also provide that, subject to the rights granted to one or more series of preferred stock then outstanding or the rights granted to the Sponsors under the stockholders agreement, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors may only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board of Directors or the chairman of the Board of Directors. Our amended and restated bylaws prohibits the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws establishes advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specifies requirements as to the form and content of a stockholder’s notice.

Our amended and restated bylaws allows the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our amended and restated certificate of incorporation. Any amendment, alteration, change, addition, rescission or repeal of our amended and restated bylaws by our stockholders requires the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2∕3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:

•	the provision requiring a 66 2∕3% supermajority vote for stockholders to amend our amended and restated bylaws;
•	the provisions providing for a classified board of directors (the election and term of our directors);
•	the provisions regarding resignation and removal of directors;
•	the provisions regarding competition and corporate opportunities;
•	the provisions regarding entering into business combinations with interested stockholders;
•	the provisions regarding stockholder action by written consent;
•	the provisions regarding calling special meetings of stockholders;
•	the provisions regarding filling vacancies on our Board of Directors and newly created directorships;
•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and
•	the amendment provision requiring that the above provisions be amended only with a 66 2∕3% supermajority vote.

The combination of the classification of our Board of Directors, the lack of cumulative voting and the supermajority voting requirements makes it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Because our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee or stockholder of our company to the Company or our stockholders, creditors or other constituents, (iii) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of the Sponsors or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that the Sponsors or any of their affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provides that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We have entered into indemnification agreements with our directors, which agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Listing

Our common stock is listed on NASDAQ under the symbol “EYE.”

SELLING STOCKHOLDERS

Information about selling stockholders will be set forth in a prospectus supplement, in a post-effective amendment or in filings we will make with the SEC that are incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may sell the shares of our common stock covered by this prospectus in any of the following ways (or in any combination):

•	to or through underwriters, brokers or dealers (acting as agent or principal);
•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as an agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	directly to one or more purchasers, including through a specific bidding or auction process or otherwise;
•	directly to or through agents;
•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act;
•	through a combination of any of these methods of sale; or
•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on NASDAQ or any other organized market where the securities may be traded.

Each time that the selling stockholders sell shares of our common stock covered by this prospectus, we will provide a prospectus supplement that will describe the method of distribution and set forth the terms and conditions of the offering of such shares, including:

•	the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them;
•	the offering price of the shares and the proceeds to the selling stockholders, and any underwriting discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers, and other items constituting underwriters’, dealers’, or agents’ compensation, as applicable;
•	any options under which underwriters may purchase additional shares from the selling stockholders; and
•	any securities exchange or market on which the shares may be listed or traded.

Any offering price and any discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers may be changed from time to time. The selling stockholders may determine the price or other terms of the shares of our common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

If the selling stockholders sell securities to a dealer acting as a principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with the selling stockholders and such resale prices may not be disclosed in the applicable prospectus supplement.

The selling stockholders may distribute the shares from time to time in one or more transactions at a fixed price or at prices that may be changed from time to time, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. Any of the prices may represent a discount of then-prevailing market prices.

Underwriters, dealers or any other third parties described above may offer and sell the offered shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any shares, the shares will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares (other than any shares purchased upon exercise of any option to purchase additional shares), unless otherwise specified in the prospectus supplement. The selling stockholders may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter or underwriters.

The selling stockholders may sell the shares through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. The selling stockholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. The selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares from the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts. Any underwriters, broker-dealers and agents that participate in the distribution of the shares may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the shares, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

Offered shares may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for the selling stockholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Underwriters or agents may purchase and sell the shares in the open market. These transactions may include over-allotments or short sales of the securities, stabilizing transactions, syndicate covering transactions and penalty bids.

Over-allotment or short sales involve sales by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the shares are traded, in the over-the-counter market or otherwise.

Our common stock is listed on the NASDAQ under the symbol “EYE.”

If at the time of any offering made under this prospectus a member of the Financial Industry Regulatory Authority, Inc., or FINRA, participating in the offering has a “conflict of interest” as defined in FINRA’s Rule 5121, or Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

There can be no assurance that the selling stockholders will sell all or any of the shares of common stock offered by this prospectus.

The selling stockholders may also sell securities under Rule 144 of the Securities Act, if available, or pursuant to other available exemptions from registration requirements under the Securities Act, rather than under this prospectus.

Agents, dealers and underwriters may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof.

The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, the validity of the shares of common stock offered by this prospectus will be passed upon for us and the selling stockholders by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.

We file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC, including the filings that are incorporated by reference to this prospectus, are available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our corporate website at www.nationalvision.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and applicable SEC rules, are not deemed “filed”) and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of shares by means of this prospectus but excluding any documents furnished to, rather than filed with, the SEC, will also be incorporated by reference in this prospectus and deemed to be part of this prospectus, from their respective filing dates:

•	our Annual Report on Form 10-K for the fiscal year ended December 30, 2017, filed on March 8, 2018;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, filed on May 15, 2018, June 30, 2018, filed on August 14, 2018, and September 29, 2018, filed on November 13, 2018;
•	our Current Reports on Form 8-K filed on January 23, 2018, March 19, 2018, June 7, 2018, July 30, 2018, September 10, 2018 and October 9, 2018; and
•	the description of our common stock contained in the Registration Statement on Form 8-A filed on October 24, 2017, including any amendments or reports filed for the purposes of updating such description.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to National Vision Holdings, Inc., 2435 Commerce Avenue, Bldg. 2200, Duluth, Georgia 30096; Attention: Corporate Secretary (telephone: 770-822-3600).

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

9,149,908 Shares

National Vision Holdings, Inc.

Common Stock

Prospectus

August 7, 2019

Goldman Sachs & Co. LLC